Exhibit 99.4

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

June 29, 2017

The Board of Directors

Angie’s List, Inc.

1030 E. Washington Street

Indianapolis, Indiana 46202

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 1, 2017, to the Board of Directors of Angie’s List, Inc. (“Angie’s List”) as Annex F to, and reference to such opinion letter under the headings “SUMMARY — Opinions of Angie’s List’s Financial Advisors — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “THE TRANSACTIONS — Opinions of Angie’s List’s Financial Advisors — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” in, the proxy statement/prospectus relating to the proposed transaction involving Angie’s List, IAC/InterActiveCorp and ANGI Homeservices Inc. (“ANGI Homeservices”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of ANGI Homeservices (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED